Ex. 99.1

NEWS…	Contact:	Robert S. Merritt
October 28, 2004		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS
OCTOBER COMPARABLE STORE SALES

Tampa, Florida, October 28, 2004 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the four-week period ended October 23, 2004 compared with the same four-week period in 2003 changed by approximately:

Four weeks ended October 23, 2004	Company- owned	Franchised and development joint venture		System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses……………...….......................…………………	-0.9%	1.3%		-0.6%
Carrabba’s Italian Grills………...….............................………………	3.3%	n/a		3.3%
Fleming’s Prime Steakhouse and Wine Bars................………………	14.5%	n/a		14.5%
Roy’s……………...….......................…………………………………	8.9%	n/a		8.9%
Bonefish Grills……………...….......................………………………	1.6%	19.1%	(1)	2.2%
Domestic average unit volumes
Outback Steakhouses……………...….......................…………………	-1.4%	1.0%		-1.1%
Carrabba’s Italian Grills………...….............................………………	2.0%	n/a		2.0%
Fleming’s Prime Steakhouse and Wine Bars................………………	7.7%	n/a		7.7%
Roy’s……………...….......................…………………………………	9.7%	n/a		9.7%
Bonefish Grills……………...….......................………………………	0.2%	2.2%	(1)	0.6%

(1)   Represents one restaurant for comparable store sales and four restaurants and three restaurants for average unit volumes in 2004 and 2003, respectively.

The Company noted that in addition to the approximate 2% decline in per person averages recently occurring at its Outback Steakhouse restaurants, traffic weakened in the last two weeks of the four-week period.  In conjunction with these declines, the Company said that there was no national broadcast advertising for Outback Steakhouses in the last two weeks of the period, contrasted with national prime-time broadcasts that aired in the comparable period last year.

The Company also said that its family of restaurants raised $1.6 million for Dine Out for Disaster Relief, a Florida Restaurant Association sponsored fund-raising event held on October 14, 2004, to provide relief to victims of the hurricanes in August and September.  The Company contributed 100% of customer purchases in its Florida restaurants, approximately 150 locations.  The Company will take a charge to earnings for its contribution in the quarter ending December 31, 2004.

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STORE INFORMATION

	Restaurants opened during the month ended	Restaurants open as of
	October 31, 2004	October 31, 2004
Outback Steakhouses
Company-owned – domestic	2	647
Company-owned – international	1	68
Franchised and development joint venture – domestic	-	100
Franchised and development joint venture – international	-	54
Total	3	869
Carrabba's Italian Grills
Company-owned	-	163
Bonefish Grills
Company-owned	4	51
Franchised	-	4
Total	4	55
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	1	28
Roy’s
Company-owned	-	18
Lee Roy Selmon’s
Company-owned	-	2
Cheeseburger in Paradise
Company-owned	1	6
Paul Lee’s Chinese Kitchen
Company-owned	-	1

System-wide total	9	1,142

     The Outback Steakhouse, Inc. restaurant system operates in 50 states and 20 countries internationally.

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